Exhibit (a)(1)(x)

Duff Brothers Capital Corporation Successfully Completes Tender Offer

for Shares of Frozen Food Express Industries, Inc.

DALLAS, TX and COLUMBIA, MS — August 19, 2013 — Frozen Food Express Industries, Inc. (Nasdaq: FFEX) (“FFE” or the “Company”) and Duff Brothers Capital Corporation today announced the successful completion of the cash tender offer (the “Offer”) for outstanding shares of common stock of FFE for $2.10 per share in cash, without interest and less any applicable withholding taxes.

The Offer and withdrawal rights expired at midnight, Eastern time, at the end of the day on Friday, August 16, 2013.  Eagle Rock Proxy Advisors, LLC, the Information Agent for the Offer, has indicated that approximately 15,382,700 Shares were tendered in and not withdrawn from the Offer, representing, together with shares beneficially owned by the control persons of Duff Brothers Capital Corporation, a total of approximately 90.4% of the outstanding shares of Common Stock of FFE.  An additional 131 Shares were tendered subject to guaranteed delivery procedures.  All Shares validly tendered in the tender offer and not withdrawn have been accepted for payment.

Duff Brothers Capital Corporation (the “Purchaser”) and Duff Brothers Subsidiary, Inc. (the “Merger Sub”) expect to effect a short-form merger under Texas law without the affirmative vote of any other FFE shareholder.  When the merger becomes effective, FFE will become a wholly owned subsidiary of the Purchaser.  In connection with the consummation of the merger, all outstanding shares (other than shares held by the Purchaser, Merger Sub, FFE or any of their affiliates or by FFE’s shareholders who are entitled to and properly exercise dissent and appraisal rights under Texas law) will be canceled and converted into the right to receive cash equal to the $2.10 offer price per share, net in cash, without interest, less any applicable withholding taxes.  FFE shareholders who did not tender their Shares into the Offer will not receive payment for their Shares until: (1) the merger becomes effective and (2) the shareholders properly surrender their shares, as described in the Offer to Purchase dated July 22, 2013.

Following the effective time of the merger, the FFE shares will be delisted and will cease to trade on the NASDAQ Stock Market.

About FFE

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. We also provide bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about FFE can be found at www.ffeinc.com.

Forward-Looking Statements

This communication contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to the acquisition of FFE by Duff Brothers Capital Corporation. All statements relating to plans, strategies, objectives, expectations and intentions, all statements identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions and all statements other than historical facts included in this communication are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from expectations and projections. Risks and uncertainties include, among other things, uncertainties as to the timing of the merger, as well as other cautionary statements contained elsewhere herein and in FFE’s periodic reports filed with the SEC including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. FFE expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about FFE is available at www.ffeinc.com.

CONTACT: Frozen Food Express Industries, Inc.

Russell Stubbs, President and CEO

John Hickerson, EVP and COO

Steve Stedman, VP and Interim CFO

(214) 630-8090